UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 1, 2016

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On October 1, 2016, the Company also entered into a second amendment of the offer letter with Mr. Thomas J. Knapp, Interim General Counsel and Corporate Secretary, which continued his employment until March 31, 2017. Under the amendment, Mr. Knapp will be entitled to bonus as determined by the board of directors for 2016, an annualized salary of $334,750.00, or approximately $27,896 per month, and to participate in employee benefit plans made available generally to our employees. In connection with his continued employment, we will grant Mr. Knapp under our 2016 Incentive Plan, a stock option to purchase up to 102,000 shares of our common stock. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will be subject to vesting in equal monthly installments over the term of the amendment beginning 1 month from the grant date, subject to Mr. Knapp’s remaining in our continuous service through each monthly vesting date, and be on such other terms and provisions as are contained in our standard-form stock option agreement under our 2007 Plan. In addition, in the event Mr. Knapp’s employment with the Company is terminated without cause (as such term is defined in the amendment), then he will be entitled to receive his base salary through the end of the term of the amendment and if terminated under certain circumstances including without cause upon a change of control (as such term is defined in the amendment), then he will be entitled to a severance payment equal to six months of base salary. Such descriptions are qualified in their entirety by reference to the amendment, which was filed as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing terms of the amendment was approved by the Compensation Committee of the Company’s Board of Directors.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amendment to Offer Letter between Galena Biopharma, Inc. and Thomas J. Knapp

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	October 6, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer